Exhibit N(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 31 to the Registration Statement on Form N-6 (the “Registration Statement”) of our report dated April 28, 2017 relating to the financial statements of Delaware Life Variable Account G, which appears in such Registration Statement. We also consent to the use in the Registration Statement of our report dated April 28, 2017 relating to the statutory basis financial statements of Delaware Life Insurance Company. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

April 28, 2017